EXHIBIT 4

SHAREHOLDER LIST DEMAND,
DATED JANUARY 17, 2006

STILWELL VALUE PARTNERS III, L.P.
26 Broadway, 23rd Floor
New York, New York 10004
(212) 269-5800

January 17, 2006

By Federal Express, Messenger and Facsimile
SCPIE Holdings Inc.
1888 Century Park East
Los Angeles, California 90067

Attention: Joseph P. Henkes, Corporate Secretary

Re:     Request for Record of Shareholders

Dear Mr. Henkes:

        Stilwell Value Partners III, L.P. (“Stilwell Value Partners III”) is the record owner of one hundred (100) shares of common stock of SCPIE Holdings Inc. (the “Company”). (A copy of the certificate of stock is enclosed herewith.) Pursuant to Section 220 of the Delaware General Corporation Law, Stilwell Value Partners III hereby demands that it be given the opportunity to inspect and copy, on January 25, 2006, during the usual hours for business, the following (collectively, the “Record of Shareholders”):

    1.        A complete record or list of the Company’s shareholders, certified by its transfer agent and setting forth the name and address of each shareholder of the Company and the number of shares of the Company’s common stock (“Common Stock”) registered in the name of each shareholder of the Company.

    2.        A magnetic computer tape list of the Company’s shareholders, setting forth the name and address of each shareholder and the number of shares of Common Stock registered in the name of each shareholder, together with any computer processing information that may be relevant to the use of such computer tape, and a printout of such magnetic computer tape for verification purposes.

    3.        All information in or which comes into the Company’s possession or control, or which can reasonably be obtained from nominees of any central certificate depository system, concerning the number and identity of the actual beneficial owners of Common Stock, including a list of all owners who hold Common Stock in the name of Cede & Co. or other similar nominees and any respondent bank listings obtained pursuant to the requirements of Rule 14b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a list or lists containing the name, address, and number of shares of Common Stock attributable to participants in any employee stock ownership, incentive, profit sharing, savings, retirement, stock option, stock purchase, restricted stock or other comparable plan of the Company in which the voting of shares held by such plan is made, directly or indirectly, individually or collectively, by participants in such plan.

    4.        As promptly as practicable, any and all omnibus proxies and correspondent participant listings with respect to all nominees and respondent banks which are currently in effect.

    5.        All lists, tapes and other data in or which come into the possession or control of the Company, or which can reasonably be obtained pursuant to Rules 14b-1 and 14b-2 promulgated under the Exchange Act, which set forth the name and address of, and the number of shares owned by, each beneficial owner of Common Stock who has not objected to having his or her name disclosed (the “non-objecting beneficial owners” or ” NOBO” list).

    6.        A “stop transfer” list or stop list relating to the shares of Common Stock.

        For purposes of the foregoing demand, we request that the Company provide or otherwise make available all such information as of the most recent practicable date and, when available, as of the record date (the “Record Date”) for the 2006 annual meeting of shareholders of the Company (the “Meeting”). In addition, we further request that the Company provide or otherwise make available all additions, changes and corrections to any of the requested information from the Record Date until the Meeting. We agree to bear all reasonable costs incurred by the Company in connection with obtaining and furnishing the requested information and other materials.

        The purpose of this demand is to permit the undersigned to communicate with other shareholders of the Company and to solicit proxies from other shareholders of the Company for use at the Meeting to elect an alternate slate of directors.

        The undersigned will send Spencer L. Schneider, Esq. as its agent and attorney to conduct the requested inspection and copying of all requested information and other materials. Please advise Mr. Schneider (Tel: (212) 233-7400) as to the time and place that the requested information will be made available in accordance with this demand. As you are no doubt aware, under Section 220 you are required to respond to this request within five business days of the date of this demand letter.

Very truly yours,
/s/ Joseph Stilwell Managing Member of Stilwell Value LLC, General Partner of Stilwell Value Partners III, L.P.

Copy to:
Donald J. Zuk
President and Chief Executive Officer

VERIFICATION

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

        I, Joseph Stilwell, am the Managing Member of Stilwell Value LLC, the General Partner of Stilwell Value Partners III, L.P., which is record owner of one hundred (100) shares of common stock of SCPIE Holdings Inc. I am authorized to execute the foregoing demand on behalf of Stilwell Value Partners III, L.P. The facts, statements and representations contained in the foregoing request for records are true and correct to the best of my knowledge and belief.

/s/ Joseph Stilwell
Joseph Stilwell

Sworn to before me this
17th day of January, 2006

/s/ Notary Public
  Notary Public